        American Century ETF Trust
AMENDMENT NO. 13 TO MANAGEMENT AGREEMENT
THIS AMENDMENT NO. 13 TO MANAGEMENT AGREEMENT (“Amendment”) is effective as of the 14th day of September, 2026 (the “Effective Date”), by and between AMERICAN CENTURY ETF TRUST, a Delaware statutory trust (the “Company”), and AMERICAN CENTURY INVESTMENT MANAGEMENT, INC., a Delaware corporation (the “Investment Manager”).
WHEREAS, the Company and the Investment Manager are parties to a certain Management Agreement effective as of January 9, 2018, as amended (the “Agreement”);
WHEREAS, the parties hereto desire to enter into this Amendment to reflect the management fee change for American Century Multisector Income ETF;
WHEREAS, the parties hereto desire to enter into this Amendment to reflect the liquidation of American Century Emerging Markets Bond ETF, American Century Low Volatility ETF, American Century Quality Convertible Securities ETF and American Century Quality Preferred ETF; and
WHEREAS, the parties hereto desire to enter into this Amendment to reflect the name changes for American Century Multisector Floating Income ETF to American Century Ultrashort Income ETF; American Century Multisector Income ETF to American Century Core Plus Income ETF; American Century STOXX U.S. Quality Growth ETF to American Century U.S. Quality Growth ETF; and American Century STOXX U.S. Quality Value ETF to American Century U.S. Quality Value ETF.
NOW, THEREFORE, IN CONSIDERATION of the mutual promises and agreements herein contained, the parties agree as follows:
1.    Amendment of Schedule A. Schedule A to the Agreement is hereby amended by deleting it in its entirety and replacing it with the Schedule A attached hereto.
    2.    Ratification and Confirmation of Agreement. In the event of a conflict between the terms of this Amendment and the Agreement, it is the intention of the parties that the terms of this Amendment shall control and the Agreement shall be interpreted on that basis. To the extent the provisions of the Agreement have not been amended by this Amendment, the parties hereby confirm and ratify the effectiveness of those provisions of the Agreement.
    3.    Full Force and Effect. Except as expressly supplemented, amended or consented to hereby, the representations, warranties, terms, covenants and conditions of the Agreement shall remain unamended and shall continue to be in full force and effect.

        American Century ETF Trust
IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by their respective duly authorized officers as of the Effective Date.

American Century Investment Management, Inc.	American Century ETF Trust
/s/ Victor Zhang	/s/ Patrick Bannigan
Victor Zhang President	Patrick Bannigan President

American Century ETF Trust Schedule A: Fee Schedule

Schedule A
Fee Schedule

Fund	Annual Management Fee
American Century Core Plus Income ETF	0.29%
American Century Diversified Corporate Bond ETF	0.29%
American Century Diversified Municipal Bond ETF	0.25%
American Century Emerging Markets Bond ETF	0.39%
American Century Focused Dynamic Growth ETF	0.45%
American Century Focused Large Cap Value ETF	0.42%
American Century Mid Cap Growth Impact ETF	0.45%
American Century Quality Diversified International ETF	0.33%
American Century Select High Yield ETF	0.45%
American Century Short Duration Strategic Income ETF	0.32%
American Century U.S. Quality Growth ETF	0.29%
American Century U.S. Quality Value ETF	0.29%
American Century Sustainable Equity ETF	0.39%
American Century Sustainable Growth ETF	0.39%
American Century Ultrashort Income ETF	0.19%

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